Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 19, 2021, relating to the consolidated financial statements of Belpointe PREP, LLC as of December 31, 2020 and for the period beginning January 24, 2021 (formation) through December 31, 2020 in this Registration Statement on Form S-11. We also consent to the use of our name as it appears under the caption "Experts".

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

April 21, 2021